EXHIBIT 10.1

LAKELAND INDUSTRIES, INC.

LONG-TERM INCENTIVE PLAN

(As revised June 2021)

1.            Purpose

The purposes of the Lakeland Industries, Inc. Long-Term Incentive Plan (the “Plan”) are to: (a) enable Lakeland Industries, Inc. (the “Company”) and its affiliated companies to recruit and retain highly qualified executives, other employees, and directors who are responsible for moving the business of the Company forward; (b) align the interests of the Company’s executives and directors with the interests of the Company’s stockholders by creating a direct link between compensation and the Company’s performance, thereby enhancing stockholder return; and (c) incentivize executives, other employees, and directors to contribute to the long-term success of the Company.

2.            Administration

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”); provided, however, that with respect to non-employee directors of the Company, the Plan shall be administered by the full Board of Directors (the “Board”).

3.            Participation

The Company’s officers, other employees, and directors, are eligible to participate in the Plan, subject to selection and appointment by the Committee.

4.            Performance Periods

With respect to grants that are performance-based, or with respect to the portion of grants that are performance-based, the Plan’s performance period will be three years (the “Performance Period”), commencing on the first day of the Company’s fiscal year and ending on the last day of the third fiscal year thereafter. A new three-year Performance Period will start with each new fiscal year.

5.            Performance Measurement

Awards under the Plan will be granted in accordance with the Company’s 2017 Equity Incentive Plan (the “Equity Incentive Plan”) and will be determined and granted and based as follows:

Non-employee Board members:

●	Annual awards would be made at or about the time of the annual meeting of stockholders.
●	Vesting of awards would be time based only, with one year cliff vesting.

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Officers and other employees:

●	Annual awards would normally be made at or about the time of the filing of the Company’s Annual Report on Form 10-K.
●	Vesting would be three years based:
o	50% would be time based, with 1/3 at the end of year one, 1/3 at the end of year 2 of the Performance Period and 1/3 at the end of year 3 of the Performance Period.
o	The remaining 50% would be performance based at the end of year 3 based upon revenue growth, EBITDA margin and free cash flow, the relative goals and weights to be determined at the time of grant.
o	With respect to the performance based grants, the number of shares to be issued would be determined as follows: 50% at Minimum, 100% at Target and 150% at Maximum.

For purposes of the Plan, the calculation of EBITDA (earnings before interest, taxes, depreciation and amortization) shall exclude restricted stock units (“RSUs”), shares of restricted stock or other equity (compensation) expense incurred by the Company in connection with grants under this Plan and shall be subject to equitable determination by the Committee (or the Board, if applicable) in the event of any or all items determined to be unusual in nature and/or infrequent in occurrence, which may include, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the Committee (or the Board, if applicable) deems appropriate.

In the case of Revenue Growth and EBITDA Margin, with respect to amounts that fall in between two targets, the bonus percentage shall be determined by proration between the two.

Any bonus payable under the Plan shall be made in RSUs, shares of restricted stock, or other equity form, of the Company based on the price of the Company’s common stock on the date of grant of the award. Bonuses shall be made as soon as practicable after the end of the last applicable fiscal year of the Performance Period and no later than June 1st.

For purposes of the initial award grants, the Committee will assume the Target amounts will be achieved.

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Recipients of awards who have met the following share ownership requirements: 2x base salary for the Chief Executive Officer; 2x annual compensation level for the Executive Chairman, 1.5x base salary for the Chief Operating Officer, and 1x base salary for all others, may elect to be paid in cash in lieu of restricted shares of common stock, subject to the Company’s compliance with the Company’s then existing loan agreement and other cash needs at the sole discretion of the Committee, or in the case of non-employee directors, the Board.

6.            Base Bonus Amount

Target percentages shall be applied against a base bonus amount (the “Base Bonus Amount”). The Base Bonus Amount shall be equal to a percentage of the participant’s base salary as in effect at the commencement of the Performance Period (or $65,000 in the case of non-employee directors):

Participant	Base Bonus Amount

Chief Executive Officer	100% of Base Salary

Executive Chairman	65% of Base Salary

Chief Operating Officer	60% of Base Salary

Chief Financial Officer	75% of Base Salary

All others	40% of Base Salary

The Committee may, at the time of grant, adjust the percentage of Base Salary utilized to determine Base Bonus Amount for any participant as its deem appropriate.

7            Policies

The following sets forth Polices that will apply with respect to the Plan:

Director and Officer Ownership Guidelines: Dispositions of shares obtained by virtue of grants pursuant to the Plan will be prohibited unless the following ownership levels are met at the time of the proposed dispositions:

●	Chief Executive Officer: 4x Base Salary
●	Other officers: 2x Base Salary
●	Directors: 2x Cash Retainer

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Limited Dispositions of Shares: Dispositions of shares obtained by virtue of grants under the Plan would be limited to 50% of the issued awards, assuming continued compliance with the ownership guidelines.

Anti Hedging and Anti Pledging Policy: Shares obtained or available under the Plan may not be hedged or pledged for any purpose.

Limited Share Recycling: Shares issued or issuable under the Equity Incentive Plan and surrendered for exercise or taxes may not be recycled for future grant.

Clawback Provisions: Any negative adjustment in financial reporting may result in surrender of shares previously vested/issued in accordance with the Clawback Policy of the Company.

The foregoing policies would operate in tandem with the Company’s Policy on Insider Trading. Any exceptions or waivers of the foregoing policies would require the approval of the Board of Directors of the Company.

The following Policies shall be applicable to all prior grants under the LTIP: Directors and Officer Ownership Guidelines, Limited Disposition of Shares and Anti Hedging and Anti Pledging Policy.

8.            Continuous Employment

Except as provided below, to receive an award under the Plan, participants must be actively employed by or be a director of the Company (or its subsidiaries) from the date of grant through the last date of the Performance Period or the time-based vesting date, as applicable. No award will be earned or due for participants who do not satisfy this employment condition. Notwithstanding the foregoing, if a participant leaves employment (or a directorship) with the Company (or its subsidiaries) due to retirement (as defined below), disability (as defined in the Equity Incentive Plan), or death during the Performance Period or time-based vesting period, the participant (or his or her estate in the event of death) will be entitled to a prorated award determined by multiplying the award amount by a fraction, the numerator of which will be the number of full months of the Performance Period or time-based vesting period that elapsed prior to the termination of employment and the denominator of which will be 36. The prorated award will be paid on the date on which the Company pays awards in the normal course for such Performance Period or in the case of time-based vesting, within a reasonable time of the determination of the awards. For purposes hereof, “retirement” shall mean separation from service with the Company and its subsidiaries and affiliates, and cessation of all full-time employment, on or after reaching 65 years of age.

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9.            Foreign Employees

In certain circumstances, in view of tax considerations, it is anticipated that participants that are not United States citizens may receive grants of Stock Appreciation Rights in lieu of other forms of equity grants.

10.          Amendment

The Board may amend or terminate this Plan at any time.

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